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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act

NES RENTALS HOLDINGS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	20-0664255 (IRS Employer Identification No.)
8770 W. Bryn Mawr, 4th Floor, Chicago, IL (Address of principal executive offices)	60631 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to: General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to: General Instruction A.(d), please check the following ☒

        Securities Act registration statement file number to which this form relates:     N/A

        Securities to be registered pursuant to Section 12(b) of the Act:     None

        Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of Class)

INFORMATION REQUIRED IN
REGISTRATION STATEMENT

        This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934 (the "Act") the following securities of NES Rentals Holdings, Inc. (the "Company") being issued pursuant to the Company's Fourth Amended Modified Plan of Reorganization (the "Plan") and upon the filing with the State of Delaware of the Company's Certificate of Incorporation (the "Certificate"):

  •
  Common Stock, par value $0.01 per share ("Common Stock").

Item 1. Description of Registrant's Securities to be Registered.

        The description of the Company's securities that follows is qualified in its entirety by the full terms of each security, as set forth in the Exhibits to this registration statement which are incorporated by reference in this Item 1.

Description of Common Stock

        Voting.    Except as otherwise provided by the Delware General Corporation Law (the "DGCL") or the Certificate, each holder of Common Stock has one vote for each share held on all matters submitted to a vote of the Company's shareholders. Generally, a majority of the votes cast at a meeting of shareholders by holders of shares entitled to vote on the proposal is required for shareholder action.

        Dividends.    Except as otherwise provided by the DGCL or the Certificate, holders of Common Stock entitled (pursuant to the Certificate) to participate in dividends and distributions share ratably in all dividends and distributions, whether upon liquidation or dissolution or otherwise, made to the holders of the Company's Common Stock.

        Other.    The Common Stock is not convertible into, or exchangeable for, any other class or series of the Company's capital stock. The holders of Common Stock do not have preemptive or other rights to subscribe for or purchase additional securities of the Company.

        As of the date of this registration statement, the Certificate contains no provisions modifying the voting or dividend rights of holders of Common Stock described above.

        The Common Stock is not subject to calls or assessments. No personal liability will attach to holders under the laws of the State of Delaware (the Company's state of incorporation) or of the State of Illinois (the state in which the Company's principal place of business is located).

Item 2. Exhibits.

Number		Description
3.1	(i)	Certificate of Incorporation of NES Rentals Holdings, Inc.
3.2	(ii)	By-Laws of NES Rentals Holdings, Inc.
4.1		Form of certificate of Common Stock

2

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 12, 2004	NES RENTALS HOLDINGS, INC. (Registrant)
	By: Name: Title:	/s/ MICHAEL MILLIGAN Michael Milligan Senior Vice President, Chief Financial Officer and Secretary

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INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES